Exhibit 99.1

A. H. Belo Corporation Announces Second Quarter 2019 Financial Results

DALLAS –  A. H. Belo Corporation (NYSE: AHC) today reported second quarter 2019 net income of $16.9 million, or $0.78 per fully diluted share. In the second quarter of 2018,  the Company reported a  net loss of $0.5 million, or $(0.03) per share. Second quarter 2019 net income was driven by $28.0 million in proceeds from the sale of real estate previously used as the Company’s headquarters, resulting in a pretax gain of $25.9 million which for tax purposes is fully offset by net operating loss carryforwards.

For the second quarter of 2019, on a non-GAAP basis, A. H. Belo reported operating income adjusted for certain items (“adjusted operating income”) of $0.2 million,  a decline of $1.5 million, or 87.5 percent, from $1.8 million reported in the second quarter of 2018. The decline was primarily due to $1.9 million of expense related to a strategy review with an outside consulting firm.

On July 18, the Company established a single operations decision-making structure to include Belo + Company, beginning a leadership transition that results in Tim Storer, Belo + Company's president, assuming an advisory role at this time and departing A. H. Belo at the end of the year.

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “The Company’s operating results in the second quarter are encouraging on several levels. The Dallas Morning News is finding its footing in pursuing its digital subscription objectives and is well along in its plan to launch a new website on the Arc platform in September. The creation of a single decision-making structure for all of the Company’s operations under Grant Moise, including digital marketing services, gives additional lift to these initiatives. I want to thank Tim Storer for everything he has done over the past five years to establish a dynamic digital marketing services capability for our Company and for the extraordinarily constructive role he has played on our Management Committee.

A. H. Belo Corporation Announces Second Quarter 2019 Financial Results

July 29, 2019

“The Board and I have worked closely with a leading global management consulting firm over the past year to deepen our understanding of A. H. Belo’s highest potential in the competitive digital media world that will define the Company’s future. I am optimistic that we are heading in the right direction and that over the course of the next several years, we can achieve a sustainable and profitable operating model that well serves shareholders, consumers of our content, and customers.”

Second Quarter Results

Total revenue for the second quarter of 2019 was $47.7 million, a decrease of $3.4 million, or 6.7 percent, when compared to the second quarter of 2018.

Revenue from advertising and marketing services, including print and digital revenues, was $25.9 million in the  second quarter of 2019,  a  decrease of $0.5 million, or 1.8 percent, when compared to $26.4 million reported for the second quarter of 2018.

Circulation revenue was $17.0 million, a decrease of $0.9 million, or 5.1 percent, when compared to the second quarter of 2018. The decline was primarily due to a decrease in home delivery and single copy volumes, partially offset by rate increases and an increase of $0.3 million, or 26.3 percent, in digital-only subscription revenue.

Printing, distribution and other revenue decreased $2.0 million, or 29.9 percent, to  $4.8 million, primarily due to a  decrease of $1.5 million related to restructuring the Company’s brokered and commercial printing business in the first quarter of 2019, and a decrease of $0.6 million related to event sponsorships.

Total consolidated operating expense in the second quarter of 2019, on a GAAP basis, was $24.9 million, a decrease of $27.6 million or 52.5 percent, compared to the second quarter of 2018.  Excluding the gain of $25.9 million from the real estate sale, the improvement was primarily due to decreases of $1.7 million in employee compensation and benefits expense and $1.4 million in newsprint, ink and other supplies expense, partially offset by an increase of

A. H. Belo Corporation Announces Second Quarter 2019 Financial Results

July 29, 2019

$1.9 million of expense related to the consulting engagement.

In the second quarter of 2019, on a non-GAAP basis, total consolidated operating expense adjusted for certain items (“adjusted operating expense”) was  $50.1 million, an improvement of $2.5 million, or 4.7 percent, compared to $52.6 million of adjusted operating expense in the second quarter of 2018. The improvement is primarily due to decreases in employee compensation and benefits expense and newsprint expense.

As of June 30, 2019, the Company had 879 employees, a decrease of 151 or 14.7 percent compared to the prior year period. Cash and cash equivalents were $52.0 million and the Company had no debt.

A. H. Belo Corporation Announces Second Quarter 2019 Financial Results

July 29, 2019

Non-GAAP Financial Measures

Reconciliations of operating income (loss) to adjusted operating income (loss), total net operating revenue to adjusted operating revenue, and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

A. H. Belo Corporation Announces Second Quarter 2019 Financial Results

July 29, 2019

Financial Results Conference Call

A. H. Belo Corporation will conduct a conference call on Tuesday,  July 30, 2019, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at www.ahbelo.com/invest.  An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.

To access the listen-only conference call, dial 1-800-230-1093 (USA) or 612-288-0329 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 11:00 a.m. CDT on July 30, 2019 until 11:59 p.m. CDT on August 6,  2019. The access code for the replay is 470064.

A. H. Belo Corporation Announces Second Quarter 2019 Financial Results

July 29, 2019

About A. H. Belo Corporation

A. H. Belo Corporation is the leading local news and information publishing company in Texas. The Company has commercial printing, distribution and direct mail capabilities, as well as a presence in emerging media and digital marketing. While focusing on extending the Company’s media platforms,  A. H. Belo delivers news and information in innovative ways to a broad range of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except share and per share amounts (unaudited)	2019	2018	2019	2018
Net Operating Revenue:
Advertising and marketing services	$25,920	$26,397	$49,961	$52,138
Circulation	17,013	17,921	34,286	35,668
Printing, distribution and other	4,802	6,851	10,077	12,816
Total net operating revenue	47,735	51,169	94,324	100,622
Operating Costs and Expense:
Employee compensation and benefits	19,828	21,529	40,952	46,201
Other production, distribution and operating costs	24,465	22,833	46,649	45,847
Newsprint, ink and other supplies	4,022	5,461	8,769	10,772
Depreciation	2,333	2,535	4,719	5,008
Amortization	200	200	400	400
Gain on sale of assets, net	(25,908)	—	(25,908)	—
Asset impairments	—	(22)	—	(22)
Total operating costs and expense	24,940	52,536	75,581	108,206
Operating income (loss)	22,795	(1,367)	18,743	(7,584)
Other income, net	1,161	891	2,058	1,779
Income (Loss) Before Income Taxes	23,956	(476)	20,801	(5,805)
Income tax provision (benefit)	7,095	58	6,952	(1,257)
Net Income (Loss)	$16,861	$(534)	$13,849	$(4,548)

Per Share Basis
Net income (loss)
Basic and diluted	$0.78	$(0.03)	$0.64	$(0.21)
Number of common shares used in the per share calculation:
Basic and diluted	21,525,971	21,738,545	21,578,014	21,756,678

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
In thousands (unaudited)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$52,017	$55,313
Accounts receivable, net	20,468	22,057
Assets held for sale	—	1,089
Other current assets	9,262	8,935
Total current assets	81,747	87,394
Property, plant and equipment, net	21,996	26,261
Operating lease right-of-use assets (a)	22,222	—
Intangible assets, net	3,384	3,274
Goodwill	15,566	13,973
Deferred income taxes, net	—	6,417
Long-term note receivable (b)	22,400	—
Other assets	3,675	5,029
Total assets	$170,990	$142,348
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,062	$6,334
Accrued compensation and other current liabilities	11,914	13,880
Advance subscription payments	12,844	11,449
Total current liabilities	30,820	31,663
Long-term pension liabilities	30,105	31,889
Long-term operating lease liabilities (a)	23,631	—
Other liabilities	5,837	8,210
Total liabilities	90,393	71,762
Total shareholders' equity	80,597	70,586
Total liabilities and shareholders’ equity	$170,990	$142,348

(a)

The Company adopted the new lease guidance (Topic 842) using the modified retrospective approach as of January 1, 2019, which requires a right-of-use asset and a lease liability be recorded for substantially all leases. Prior periods were not restated.

(b)	As a result of the real estate sale in the second quarter of 2019, the Company acquired a promissory note of $22.4 million.

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Income (Loss) to Adjusted Operating Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2019	2018	2019	2018
Total net operating revenue	$47,735	$51,169	$94,324	$100,622
Total operating costs and expense	24,940	52,536	75,581	108,206
Operating Income (Loss)	$22,795	$(1,367)	$18,743	$(7,584)

Total net operating revenue	$47,735	$51,169	$94,324	$100,622
Addback:
Advertising contra revenue	2,464	2,906	5,116	5,759
Circulation contra revenue	145	269	320	527
Adjusted Operating Revenue	$50,344	$54,344	$99,760	$106,908

Total operating costs and expense	$24,940	$52,536	$75,581	$108,206
Addback:
Advertising contra expense	2,464	2,906	5,116	5,759
Circulation contra expense	145	269	320	527
Less:
Depreciation	2,333	2,535	4,719	5,008
Amortization	200	200	400	400
Severance expense	800	411	1,401	534
Gain on sale of assets, net	(25,908)	—	(25,908)	—
Asset impairments	—	(22)	—	(22)
Adjusted Operating Expense	$50,124	$52,587	$100,405	$108,572

Adjusted operating revenue	$50,344	$54,344	$99,760	$106,908
Adjusted operating expense	50,124	52,587	100,405	108,572
Adjusted Operating Income (Loss)	$220	$1,757	$(645)	$(1,664)

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to exclude depreciation, amortization, severance expense, gain on sale of assets and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

The Company adopted the new revenue guidance (Topic 606)  using the modified retrospective approach as of January 1, 2018. While the Company adjusts operating revenue and expense for non-GAAP presentation, these adjustments have no effect on adjusted operating income (loss). Additionally, the Company adopted the new retirement benefits guidance (Topic 715) retrospectively as of January 1, 2018,  which requires net periodic pension and other post-employment expense (benefit) to be included in non-operating income (expense). As of January 1, 2019, the Company determined pension and post-employment expense (benefit) would no longer be an addback in the calculation of adjusted operating expense.  As a result of this change, adjusted operating expense increased and adjusted operating income (loss) decreased $931 and $1,861 for the three and six months ended June 30, 2018, respectively.

Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons versus its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.